Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 17, 2008 relating to the consolidated financial statements of Restoration Hardware, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of two new accounting standards), and our report dated April 17, 2008 relating to internal control over financial reporting (which report expresses an adverse opinion on internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of Restoration Hardware, Inc. and subsidiaries for the year ended February 2, 2008.

/s/ Deloitte & Touche LLP

San Francisco, California June 4, 2008